Exhibit 99.1

1000 S. 2nd Street Sunbury, Pennsylvania 17801 Phone 570-847-3636

News Release

Contact: Dennis V. Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 847-3636	July 12, 2010
E-Mail: Dcurtin@weismarkets.com

WEIS MARKETS REPORTS STRONG EARNINGS INCREASE

(Sunbury, PA) – Weis Markets, Inc. (NYSE: WMK) today reported a 34.9% increase in its second quarter earnings. For the 13-week period ending June 26, 2010, the Company's second quarter earnings totaled $20.5 million and its earnings per share increased $.20 to $.76 per share compared to the same period a year ago.

In the second quarter, the Company's sales increased 6.2% to $653.7 million while its comparable store sales remained unchanged compared to the same period a year ago.

"It is clear the economy continues to be a major concern for our customers, who continue to be extremely cautious in their spending," said David J. Hepfinger, Weis Markets' President and CEO. "In this environment, we have maintained our sales base and produced our seventh consecutive quarter of earnings increases. We attribute our results to improved efficiencies and productivity at store and distribution levels. We have also benefited from improvements in the procurement arena and our perishable departments, notably meat and produce, continue to perform well."

Year to Date
For the 26-week period ending June 26, 2010, the Company's earnings increased 19.4% to $37.9 million and earnings per share increased $.23 to $1.41 per share compared to the same period a year ago.

Year-to-date sales increased 7.9% to $1.3 billion.

About Weis Markets
 Founded in 1912, Weis Markets marked its 98th year of operation in May. It currently operates 164 stores in its home state of Pennsylvania and in Maryland, New York, New Jersey and West Virginia. For more information about Weis Markets, Inc., please visit www.weismarkets.com.

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In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF UNAUDITED SALES & EARNINGS

Second Quarter - 2010

	13 Week	13 Week
	Period Ended	Period Ended	Increase
	June 26, 2010	June 27, 2009	(Decrease)
Net Sales	$653,677,000	$615,378,000	6.2%
Income Before Taxes	32,769,000	23,282,000	40.7%
Provision for Income Taxes	12,260,000	8,077,000	51.8%
Net Income	$20,509,000	$15,205,000	34.9%
Weighted Average
Shares Outstanding	26,899,000	26,926,000	(27,000)
Basic and Diluted
Earnings Per Share	$0.76	$0.56	$0.20

	26 Week	26 Week
	Period Ended	Period Ended	Increase
	June 26, 2010	June 27, 2009	(Decrease)
Net Sales	$1,317,932,000	$1,221,618,000	7.9%
Income Before Taxes	60,040,000	48,828,000	23.0%
Provision for Income Taxes	22,149,000	17,105,000	29.5%
Net Income	$37,891,000	$31,723,000	19.4%
Weighted Average
Shares Outstanding	26,899,000	26,942,000	(43,000)
Basic and Diluted
Earnings Per Share	$1.41	$1.18	$0.23